CONSENT OF COUNSEL

GoTTex trust

We hereby consent to the use of our name and to the reference to our firm under the caption “Other Service Providers – Fund Counsel” in the Statement of Additional Information for Gottex Endowment Strategy Fund, a series of Gottex Trust (the “Trust”), included in Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-191185), and Amendment No. 5 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22889), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP

Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
July 30, 2014